                                                                                                         Keith Welty
816-713-8631
KAWelty@nationalbeef.com

FOR IMMEDIATE RELEASE

NATIONAL BEEF TO ACQUIRE ASSETS OF PRIME TANNING CORP.

Acquisition Will Expand Value Based Marketing Strategy

KANSAS CITY, Missouri—(February 26, 2009)—National Beef Packing Company, LLC (National Beef) today announced that its wholly-owned subsidiary National Beef Leathers, LLC has entered into an Asset Purchase Agreement whereby it would acquire certain assets and assume certain liabilities of Prime Tanning Corp. located in St. Joseph, Missouri, thereby expanding National Beef’s value based marketing strategy into the quality wet blue hide category. The transaction is subject to certain closing conditions including the satisfactory completion of due diligence. The acquisition price was not disclosed.

This purchase enables National Beef to expand into wet blue tanning, a process that involves specialized technology and expertise that produces the raw material used by finished leather manufacturers. The St. Joseph facility will process hides from National Beef’s beef processing facilities, thus delivering quality control through the entire process including wet blue processing, sales and marketing.

“The Prime facility is ISO 9001/14001/18001 certified and has achieved a Silver rating for environmental excellence from the BLC Leather Technology Centre,” said Robert Hein, Senior Vice President and General Manager of National Beef Leather, LLC. “This is an exciting opportunity for us to pursue quality leather customers while guaranteeing a premium wet blue product and a predictable supply. We look forward to joining the St. Joseph business community.”

“This acquisition allows National Beef to expand our value based marketing strategy into the wet blue hide business,” said John Miller, Chief Executive Officer of National Beef. “The bovine hide business has traditionally been commodity driven; owning a wet blue tannery will allow us to add significant value to the hides that we produce in our beef processing facilities.”

With sales exceeding $5 billion annually, National Beef is the nation’s fourth largest beef processor. It is the only major beef processing company in the United States with a majority of its ownership held by beef producers; U.S. operations include Liberal, Dodge City and Kansas City, Kansas; Brawley, California; Hummels Wharf, Pennsylvania; Moultrie, Georgia and Kansas City, Missouri. National Beef processes and markets fresh beef, case-ready beef and beef by-products for domestic and international markets. For more information about National Beef visit www.nationalbeef.com.

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